As filed with the Securities and Exchange Commission on January 16, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JMAR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	3559 (Primary Standard Industrial Classification Code Number)	68-0131180 (I.R.S. Employer Identification Number)

5800 Armada Drive
Carlsbad, CA 92008
(760) 602-3292

(Address including zip code and telephone number, including area code of Registrant’s principal executive offices and principal place of business)

JMAR TECHNOLOGIES, INC. 1999 STOCK OPTION PLAN

Joseph G. Martinez, Esq.
Sr. V.P., General Counsel
5800 Armada Drive
Carlsbad, CA 92008
(760) 602-3292

(Name, address, including zip code and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Aggregate	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Offering Price	Offering	Registration Fee
		Per Share (2)	Price (2)

Common Stock, par value $0.01 per share (3)	1,900,000	$4.10	$7,790,000	$630.21

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to provisions of the options from stock splits, stock dividends, recapitalizations and similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low prices for the Common Stock on January 14, 2004 as reported by the NASDAQ Stock Market.

(3) Each share of Common Stock, $0.01 par value per share, includes a right to purchase one one-thousandth of a share of Junior Participating Preferred Stock pursuant to the Registrant’s Shareholder Rights Plan.

EXPLANATORY NOTE:

This Registration Statement relates to a stock option plan providing for the grant of options to employees, officers and directors to purchase a total of 1,900,000 shares (the "Option Plan"). The Option Plan was initially adopted by the Company and approved by the Company’s shareholders as to 900,000 shares in August, 1999 and, as amended by an Amendment to the Plan to increase the number of shares from 900,000 to 1,900,000, approved by the shareholders in October, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	Definitive Proxy Statement filed on April 29, 2003;

•	Current Report on Form 8-K filed on February 7, 2003;

•	Current Report on Form 8-K filed on March 17, 2003;

•	Current Report on Form 8-K filed on April 1, 2003;

•	Current Report on Form 8-K filed on May 1, 2003;

•	Current Report on Form 8-K filed on May 20, 2003;

•	Current Report on Form 8-K filed on July 31, 2003;

•	Current Report on Form 8-K filed on August 18, 2003;

•	Current Report on Form 8-K filed on November 20, 2003;

•	The description of our common stock contained in our registration statement on Form 8-A, filed on April 3, 1990, including any amendment or report filed for the purpose of updating the description; and

2

•	The description of our Preferred Share Purchase Rights contained in our registration statement on Form 8-A filed on March 8, 1999.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Joseph G. Martinez, Senior V.P. and General Counsel of the Company, has rendered a legal opinion as to the legality of the securities being registered hereunder. Mr. Martinez is employed as an officer of the Company and has beneficial ownership of 106,405 shares of Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

     The Company is a Delaware corporation. Article V of the Company’s bylaws provides that its directors, officers, employees and agents shall be indemnified against liabilities incurred by them while acting in such capacities, including liabilities arising under the Securities Act, except to the extent prohibited by then applicable law. Article V also provides for the advance of expenses incurred in defending any proceeding prior to the final disposition thereof, except to the extent prohibited by then applicable law. The right of indemnification provided shall not be exclusive of any right the party may have by law, or under any agreement, insurance policy, vote of the Board of Directors or stockholders or otherwise. The Company has the power to purchase and maintain insurance on behalf of any indemnifiable party against any liability asserted against or incurred by the indemnifiable party in such capacity.

     Section 145 of the Delaware General Corporation Law generally provides that indemnification will only be available where an officer or director can establish that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

     Article EIGHTH of the Company’s Certificate of Incorporation currently provides that each director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper benefit.

     The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

3

     For a description of the SEC’s position on indemnification, see the last paragraph of Item 9, “Undertakings,” which is incorporated by reference in response to this Item 6.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that

4

a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 16th day of January, 2004.

JMAR TECHNOLOGIES, INC

By:	/s/ JOSEPH G. MARTINEZ

Joseph G. Martinez Senior Vice President, General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on January 16, 2004, in the capacities indicated.

Signature	Title

/s/ VERNON H. BLACKMAN Vernon H. Blackman	Chairman of the Board and Director

/s/ RONALD A. WALROD Ronald A. Walrod	Chief Executive Officer, President and Director

/s/ DENNIS E. VALENTINE Dennis E. Valentine	Chief Financial Officer and Principal Accounting Officer

/s/ C. NEIL BEER C. Neil Beer	Director

/s/ CHARLES DICKINSON Charles Dickinson	Director

/s/ EDWARD P. O’SULLIVAN, II Edward P. O’Sullivan, II	Director

/s/ JOHN S. MARTINEZ John S. Martinez	Director

/s/ BARRY RESSLER Barry Ressler	Director

5

EXHIBIT INDEX

No.	Description

5	Opinion of Joseph G. Martinez, Esq., General Counsel of the Company

23.1	Consent of Joseph G. Martinez, Esq., General Counsel of the Company (contained in Exhibit 5)

23.2	Consent of Grant Thornton, LLP